BLUESTAR LEASING, INC. ANNOUNCES CORPORATE NAME CHANGE TO
                       STERLING EQUITY HOLDINGS, INC.
                                    AND
                             SALE OF PROPERTIES


Bluestar Leasing, Inc (OTCBB: BLSL) today announced that its corporate name change to Sterling Equity Holdings, Inc. became effective on March 14, 2003, and that the Company will be trading on the OTC Bulletin Board (OTCBB) under the new symbol SEQU, effective March 21, 2003. In connection with the corporate name change, the Company obtained a new CUSIP number, which is 859294 10 0.

Sale of Properties

On February 27, 2003, BlueStar Leasing, through its subsidiary Sterling FBO Holdings, completed the sale of substantially all of its airport related operations (the "FBO Operations").

The FBO Operations were sold to Trajen Flight Support, L.P., an unaffiliated third party, for a total purchase price of approximately $20.7 million, with an $800,000 escrow for contingencies, plus an "earn-out" capped at $6.0 million based on jet fuel sales from certain defined FBO Operations over the succeeding three years as compared to certain benchmarks. The sale, consisting of substantially all of the assets and operations of the company's Sterling-Austin Aero, Austin Aero FBO, Greeley FBO, Casper Jet Center, Fort Worth Jet Center and Sterling-Forth Worth subsidiaries, was funded in two steps consisting of (1) $1.5 million being paid in cash, on the initial conveyance of assets of Sterling-Austin Aero and Austin Aero FBO on January 6, 2003, along with the delivery of a $7 million promissory note and a commitment to pay an additional $3 million upon conveyance of all of the subject FBO Operations, and (2) $19.2 million being paid in cash, subject to an $800,000 contingency escrow hold-back, including settlement of the $7 million note and the $3 million additional commitment, upon conveyance of the balance of the FBO Operations on February 27, 2003.

The assets and operations sold consist principally of real estate, facilities improvements, equipment, related assets and permits from various airport authorities to conduct fixed base flight support operations for commercial, private, military and government aircraft at airports in Austin, Texas, Greeley, Colorado, Casper, Wyoming, Fort Worth, Texas and Tucson, Arizona.